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                                                                    EXHIBIT 23.3



                  [LETTERHEAD OF KPMG PEAT MARWICK LLP-AUSTIN]



                         Independent Auditors' Consent


The Board of Directors
Texas Bancorporation, Inc.:

We consent to the use of our report dated February 5, 1996 included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to Texas Bancorporation, Inc.'s adoption in 1995 of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," adoption in 1994 of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and adoption in 1993 of SFAS No. 109, "Accounting for Income Taxes."


                                            /s/ KPMG PEAT MARWICK LLP


Austin, Texas
August 23, 1996